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EXHIBIT 3.9


         ROSS MILLER
         Secretary of State
[SEAL]   204 North Carson Street, Ste 1
         Carson City, Nevada 89701-4299
         (775) 684-5708
         Website: secretaryofstate.biz

                                -----------------------------------------------
                                Filed in the office of    Document Number
                                /s/ Ross Miller           20080386820-67
                                Ross Miller               --------------------
                                Secretary of State        Filing Data and Time
                                State of Nevada           06/05/2008  4:03 PM
                                                          --------------------
                                                          Entity Number
                                                          C13879-1992
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  CERTIFICATE OF DESIGNATION
   (PURSUANT TO NRS 78.1955)

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USE BLACK INK ONLY - DO NOT HIGHLIGHT         ABOVE SPACE IS FOR OFFICE USE ONLY


                           CERTIFICATE OF DESIGNATION
                           --------------------------
                          FOR NEVADA PROFIT CORPORATION
                          -----------------------------
                            (PURSUANT TO NRS 78.1955)


1.       Name of corporation:

Proteo, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Preferred Stock, authorized number of shares constituting such series shall be 750,000, with a par value of $0.001 per share.

Please see attached.




3.       Effective date of filing (optional):


4.       Officer Signature (Required):       X   /s/ Birge Bargmann
                                      ------------------------------------------


Filing fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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             CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

                                       OF

                                  PROTEO, INC.
                              A NEVADA CORPORATION


         Proteo, Inc., a Nevada corporation (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation (the "Board of Directors") in accordance with the provisions of the Articles of Incorporation of the Corporation, there is hereby created, a series of Preferred Stock consisting of 750,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions as follows:

         Section 1. DESIGNATION AND AMOUNT. The shares of Preferred Stock created hereby shall be designated as "Series A Preferred Stock" and the authorized number of shares constituting such series shall be 750,000.

         Section 2. DIVIDENDS AND DISTRIBUTIONS.

         (A) The holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available therefore, preferential dividends at the per share rate of two (2) times the per share amount of each and any cash and non-cash dividend distributed to holders of the Corporation's Common Stock when, as and if declared by the Board of Directors.

         (B) No dividend shall be paid or declared on any share of Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series A Preferred Stock in an amount determined as set forth in paragraph (A) above. For purposes hereof, the term "dividends" shall include any pro rata distribution by the Corporation, out of funds of the Corporation legally available therefore, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

         (C) If no dividend is distributed according to Section 2 (A), the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to an annual stock dividend, when, as and if declared by the Board of Directors, payable at the rate of one (1) share of the Series A Preferred Stock for each twenty (20) shares of Series A Preferred Stock then held by each holder of Series A Preferred Stock. Such stock dividend shall be paid on June 30 of each year, commencing with the first June 30 in the year subsequent to the calendar year in which the shares of Series A Preferred Stock were issued and no dividend was distributed according to Section 2 (A). No fractional shares of Series A Preferred Stock shall be issued in connection with the payment of the stock dividend. In lieu of fractional shares, the Corporation shall issue such additional fraction of a share as is necessary to increase the fractional share to a full share.


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No stock dividend under this paragraph shall be paid after December 31, 2011.

         (D) The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive any dividend or distribution as provided in Paragraph (A) or Paragraph (C) above.

         Section 3. VOTING RIGHTS. Except than otherwise provided herein or by law, the shares of Series A Preferred Stock shall have no voting rights other than on such matters submitted to a vote to the stockholders of Series A Preferred Stock and such other stock designated to be the same class of the Company's stock.

         Section 4. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of Series A Preferred Stock or of any other series of Preferred Stock as designated by the Board of Directors from time to time.

         Section 5. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, voluntary or otherwise, dissolution or winding up of the Company, holders of Series A Preferred Stock shall be entitled to receive per share distributions equal to two (2) times the rate of per share distributions to be made to the holders of Common Stock. No distributions shall be made unless nay accrued and unpaid dividends and distributions on the Series A Preferred Stock have been made prior thereto. In the event, the Company shall have (i) subdivided the outstanding Common Stock, or (ii) combined the outstanding Common Stock into a smaller number of shares by a reverse stock split or otherwise, after the issuance of Series A Preferred Stock, distributions payable to Series A Preferred Stock under this Section 5 shall be adjusted accordingly.

         Section 6. CONSOLIDATION; MERGER; ETC. In the event the Company shall enter into any consolidation, merger combination or other transaction in which the shares of Common Stock are exchanged into other stock or securities, cash and /or any other property, then in any such case each share of Series A Preferred Stock shall automatically be simultaneously exchanged for or converted into the same stock or securities, cash and/or other property at a rate per share equal to 1.5 times the rate per share that the Common Stock is being exchanged or converted.. In the event, the Company shall (i) subdivide the outstanding Common Stock, or (ii) combine the outstanding Common Stock into a smaller number of shares by a reverse stock split or otherwise, the amount set forth in the preceding sentence shall be adjusted at the same rate.

         Section 7. REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

         Section 8. RANKING. The Series A Preferred Stock may rank junior to any other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets as may be determined in the designation of any such series of Preferred Stock.


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         Section 9. AMENDMENT. At any time when any shares of Series A Preferred
Stock are outstanding, neither the Articles of Incorporation of the Corporation nor this Certificate of Designation shall be amended or altered in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of holders representing a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.


         IN WITNESS WHEREOF, the undersigned have executed this Certificate and do affirm the foregoing as true and correct this 05 day of June 2008.



         /s/ Birge Bargmann
         -----------------------------
         Birge Bargmann
         President, CEO and CFO



                                                       Attest:

                                                       /s/ Barbara Kahlke
                                                       -------------------------
                                                       Barbara Kahlke, Ph.D.
                                                       Secretary



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